UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): October 31, 2013

EQUITY RESIDENTIAL

(Exact name of registrant as specified in its charter)

Maryland	1-12252	13-3675988
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

Two North Riverside Plaza, Suite 400

Chicago, Illinois 60606

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (312) 474-1300

ERP OPERATING LIMITED PARTNERSHIP

(Exact name of registrant as specified in its charter)

Illinois	0-24920	36-3894853
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

Two North Riverside Plaza, Suite 400

Chicago, Illinois 60606

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (312) 474-1300

Not applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01 OTHER EVENTS

On October 31, 2013, certain subsidiaries (the “Borrowers”) of ERP Operating Limited Partnership (“ERP”), a subsidiary and the operating partnership of Equity Residential, obtained loans (the “Loans”) from a large insurance company in the aggregate principal amount of $800,000,000, pursuant to three separate loan agreements each dated as of October 31, 2013. The Loans, which bear interest at an annual fixed rate of 4.21%, require monthly interest-only payments with the principal balance due and payable on November 10, 2023. Cash proceeds from the Loans were used towards the $825 million repayment (and the associated cash prepayment costs of approximately $150 million) of a $1.27 billion secured loan (maturing in 2017) that certain subsidiaries of ERP assumed in connection with Equity Residential’s acquisition of a portion of the Archstone apartment community portfolio in February 2013.

The Loans may not be prepaid prior to December 10, 2014. Thereafter, the Borrowers may prepay the Loans subject to customary prepayment penalty provisions. The Loans are secured by 13 properties owned by the Borrowers, are generally non-recourse to ERP, and are subject to customary events of default.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, each registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EQUITY RESIDENTIAL

Date: November 5, 2013	By:	/s/ Mark J. Parrell
	Name:	Mark J. Parrell
	Its:	Executive Vice President and Chief Financial Officer

ERP OPERATING LIMITED PARTNERSHIP

	By:	Equity Residential, its general partner

Date: November 5, 2013	By:	/s/ Mark J. Parrell
	Name:	Mark J. Parrell
	Its:	Executive Vice President and Chief Financial Officer